EXHIBIT 23.02

Consent of KPMG LLP, Independent Auditors

The Board of Directors

Netopia, Inc.:

We consent to the use of our report dated November 5, 2002, with respect to the consolidated balance sheets of Netopia, Inc. as of September 30, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, cash flows for each of the years in the three-year period ended September 30, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the Company’s method of accounting for goodwill.

/s/    KPMG LLP

San Francisco, California

June 24, 2003